Exhibit 99.7

CONSENT OF EVERCORE GROUP L.L.C.

February 1, 2019

Bristol-Myers Squibb Company
430 East 29 Street
14 Floor
New York, NY 10016

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 2, 2019, to the Board of Directors of Bristol-Myers Squibb Company (the “Company”) as Annex G to, and reference thereto under the captions “Summary—Opinions of Bristol-Myers Squibb’s Financial Advisors,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Background of the Merger,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Bristol-Myers Squibb’s Reasons for the Merger; Recommendation of the Bristol-Myers Squibb Board of Directors That Bristol-Myers Squibb Stockholders Approve the Stock Issuance,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Opinions of Bristol-Myers Squibb’s Financial Advisors,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Summary of Material Financial Analyses by Morgan Stanley, Dyal Co. and Evercore” and “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Certain Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus included in the Registration Statement on Form S−4 filed by the Company with the U.S. Securities and Exchange Commission on February 1, 2019, (the “Registration Statement”) and relating to the proposed merger involving the Company and Celgene Corporation.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except with our prior written consent.   By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By: /s/ Francois Maisonrouge
Francois Maisonrouge
Senior Managing Director